NEWS RELEASE for December 11, 2006 at 9:00AM Eastern Time

Contacts:	Kayla Castle
Investor Relations Manager
Palomar Medical Technologies, Inc.
781-993-2411
ir@palomarmedical.com

PALOMAR RECEIVES FDA OVER-THE-COUNTER CLEARANCE
FOR THE FIRST HOME USE LIGHT-BASED HAIR REMOVAL DEVICE
Clearance Opens Door To Home Use Hair Removal Market

        BURLINGTON, MA (December 11, 2006) … Palomar Medical Technologies Inc (Nasdaq:PMTI), a leading researcher and developer of light-based systems for cosmetic treatments, today announced that it has become the first company to receive a 510(k) over-the-counter (OTC) clearance from the United States Food and Drug Administration (FDA) for a new, patented, home use, light-based hair removal device. OTC clearance allows the product to be marketed and sold directly to consumers without a prescription.

        This consumer device was initially developed by Palomar and completed together with The Gillette Company, part of The Procter & Gamble Company (NYSE:PG), under a previously announced agreement to develop a light-based hair removal device for women. Designed specifically for use in the home and based on over a decade of research, this consumer device represents a major breakthrough in the aesthetic device industry.

        Commenting on the achievement, Palomar Chief Executive Officer Joseph P. Caruso said, “We are extremely pleased to receive FDA clearance for this patented OTC device. This is one of the most significant milestones in the history of Palomar. The market opportunity for an OTC product is bigger than any market we have addressed to date. We have demonstrated again that we are the clear leader in this technology, just as we did in 1997 when we received the first FDA clearance for a high powered light-based hair removal device for the professional market. Professional light-based hair removal treatments are among the most popular cosmetic treatments offered today with millions of treatments performed each year. This latest FDA clearance further validates Palomar’s investment in research and development in the field of light-based hair removal and adds to the list of distinctions for Palomar as the technology leader in this industry.”

    Mr. Caruso continued, “Years ago, we believed that light-based hair removal could be brought to the home. We invested significant resources in research, development and patent protection to make this a reality and ensure that Palomar would be the leader with this innovative technology. This clearance makes Palomar the only company in the world with both professional and direct-to-consumer light-based cosmetic devices cleared for U.S. marketing. We envision a strong potential market for an OTC product and an increase in consumer awareness to help drive growth in our professional business. We are fortunate to have developed this technology in close cooperation with Gillette.

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        “This is an exciting milestone, with significant future potential,” said Chip Bergh, President, Global Grooming, Gillette. “Our association with Palomar is yet another example of Gillette taking the lead in new and innovative technologies in hair removal.”

        For more information, please see Exhibit 99.2 to a Current Report on Form 8-K filed today.

        About Palomar Medical Technologies Inc: Palomar is a leading researcher and developer of light-based systems for cosmetic treatments. Palomar pioneered the optical hair removal field, when, in 1997, it introduced the first high-powered laser hair removal system. Since then, many of the major advances in light-based hair removal have been based on Palomar technology. There are now millions of light-based cosmetic procedures performed around the world every year in physician offices, clinics, spas and salons. Palomar is testing many new and exciting applications to further advance the hair removal market and other cosmetic applications. Palomar is uniquely focused on developing proprietary light-based technology for introduction to the mass markets. Palomar has an agreement with The Gillette Company to develop and potentially commercialize a patented home-use, light-based hair removal device for women. Palomar also has an agreement with Johnson & Johnson Consumer Companies to develop and potentially commercialize home-use, light-based devices for reducing or reshaping body fat including cellulite, reducing the appearance of skin aging, and reducing or preventing acne, and was awarded a contract by the Department of the Army to develop a light-based, self-treatment device for Pseudofolliculitis Barbae (“PFB”).

        For more information on Palomar and its products, visit Palomar’s website at www.palomarmedical.com. To continue receiving the most up-to-date information and latest news on Palomar as it happens, sign up to receive automatic e-mail alerts by going to the Investor Relations’ section of the website.

        With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements, including but not limited to statements relating to new markets, development and introduction of new products, and financial projections that involve risk and uncertainties that may individually or mutually impact the matters herein, and cause actual results, events and performance to differ materially from such forward-looking statements. These risk factors include, but are not limited to, results of future operations, technological difficulties in developing or introducing new products, the results of future research, lack of product demand and market acceptance for current and future products, the effect of economic conditions, challenges in managing joint ventures and research with third parties and government contracts, the impact of competitive products and pricing, governmental regulations with respect to medical devices, including whether FDA clearance will be obtained for future products and additional applications, the results of litigation, difficulties in collecting royalties, potential infringement of third-party intellectual property rights, and/or other factors, which are detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year ended December 31, 2005 and the Company’s quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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